Exhibit 10.19

RETIREMENT AGREEMENT AND FULL AND FINAL RELEASE OF CLAIMS

1. Steven Sinofsky resigned from his employment with Microsoft Corporation (“Microsoft”), effective December 31, 2012 (“Separation Date”). We wish to agree on the consideration described in Paragraph 2 below, to which he would not be otherwise entitled, and in exchange for that consideration we have chosen to sign this Retirement Agreement and Full and Final Release of Claims (“Agreement”). Steven acknowledges that his execution of this Agreement is knowing and voluntary and that he has had a reasonable period of time in which to consider whether to sign this Agreement. No coercion or undue influence has been exerted on him to execute this Agreement.

2. Consideration. In exchange for his compliance with this Agreement and Sections 2, 3 and 6 of the Microsoft Corporation Employee Non-Disclosure Agreement (hereafter “Employee Agreement,” attached hereto as Exhibit A), and honoring the commitments undertaken in this Agreement, Microsoft agrees to pay Steven the value (i) of the shares of stock that would have vested and become payable under his Company stock awards with grant numbers 0000000811105, 0000001087120, 0000001180497, and 0000001299366 in connection with a qualifying “retirement” under the stock award agreements for the stock awards on the Separation Date; and (ii) in recognition of his half year employment in fiscal year 2013, 50% of the shares of stock that would have vested and become payable under the Company stock award with grant number 0000001299375 (collectively, the “Stock Awards,”), all based on the vesting schedule that would have applied in connection with a qualifying “retirement” on his separation date under his Stock Awards. Exhibit B conclusively sets forth the shares of stock subject to this Agreement and the applicable vesting dates therefor. Payment will be (A) in cash, (B) made within fifteen (15) days following each vesting date under the stock awards, (C) calculated by multiplying the number of shares that vest by the closing price of Microsoft common stock as reported on Nasdaq.com on the last open market trading day preceding the vesting date, and (D) reduced by required taxes and withholding. Steven understands and agrees that, in order to be eligible for the payments described in this Paragraph 2, he will be required to sign and provide to Microsoft a written certification (in the form attached hereto as Exhibit C) that he has complied with the terms of this agreement in all material respects, at least five (5) business days before the payment date. Microsoft agrees that it shall make these payments and provide these benefits unless Steven materially breaches this Agreement and fails to cure such breach within ten (10) days of written notice from Microsoft of such breach.

3. Employee Agreement, Noncompetition and Nonsolicitation. Steven understands that Sections 2, 3 and 6 of the Employee Agreement remains fully binding and enforceable according to their terms (the “Continuing Obligations”). Microsoft acknowledges and agrees that, other than the Continuing Obligations, the Employee Agreement is terminated and has no further force or effect. In addition to the Continuing Obligations, Steven agrees that he will not for a period of twelve (12) months after the Separation Date (a) accept direct or indirect employment with the following companies, Amazon, Apple, EMC, Facebook, Google, Oracle, VMWare; (b) directly or indirectly communicate with any client or customer of Microsoft or its subsidiaries listed on Exhibit D for the purpose of encouraging such client or customer to cease doing business with Microsoft or (c) intentionally do any of the following: encourage, induce, attempt to induce or assist another to induce or attempt to induce any person employed by Microsoft or by one of Microsoft’s subsidiaries to terminate his or her employment with Microsoft or its subsidiary or to work for any entity other than Microsoft or its subsidiary or interfere with the relationship between Microsoft and any officer thereof. For the sake of clarity, clause (c) shall not be violated if an employee of Microsoft is employed by an entity with which Steven is associated so long as he did not engage in activities described in clause (c).

Steven has returned to Microsoft his Microsoft cardkey(s), corporate American Express card and phone card, if any, and any other Microsoft Property in his possession or control, including but not limited to hardware, software, source code, patent applications, budgets, personnel files, financial or marketing data, status reports, customer lists, customer contact information, personnel data, and any other proprietary or confidential data, documents and materials in any form or media (collectively, “Microsoft Property”). He has also agreed to permanently delete all Microsoft Property from any non-Microsoft computer, electronic device, storage device, storage system, or storage service that is in his possession or under his control, including (without limitation) desktop and laptop computers, mobile telephones, tablet devices, memory sticks, disks, and hard drives. He acknowledges and agrees that nothing in this Agreement is intended to, nor shall it, relieve him of any obligation he has under Sections 2, 3 and 6 the Employee Agreement. Anything to the contrary notwithstanding, nothing in this Agreement shall prevent Steven from retaining a home computer and security system, papers and other materials of a personal nature, including personal diaries, calendars and Rolodexes, information relating to his compensation or relating to reimbursement of expenses, agreements relating to his employment, and information that he reasonably believes may be needed for tax purposes. He also shall be permitted to retain copies of plans and programs relating to his employment that do not contain Microsoft confidential information.

4. Cooperation. For the four (4) year period following the separation date, Steven agrees that, upon reasonable request, he will reasonably cooperate with Microsoft, its subsidiaries and affiliates, and any of their officers, directors, agents, employees, attorneys and advisors in Microsoft’s investigation of, preparation for, and prosecution or defense of any matter(s) brought by or against Microsoft or any Released Party with respect to litigation concerning: (a) facts or circumstances about which he has any actual or alleged knowledge or expertise that was obtained during his employment with Microsoft; or (b) any of his acts or omissions, real or alleged, of his employment with Microsoft. Steven agrees that, upon reasonable notice, he will appear and provide full and truthful testimony in proceedings associated with the above referenced matters, provided that Microsoft shall reimburse him for all reasonable travel expenses (on a basis consistent with senior executive officers of Microsoft) associated with the giving of testimony and shall work with him as practicable to schedule the activities contemplated by this paragraph so as not to unreasonably interfere with his other personal or professional commitments. Microsoft agrees to defend, indemnify, and hold him harmless from and against all Claims to the extent that the Claims arise out of or relate to any of his acts or omissions, real or alleged, during his employment with Microsoft or in connection with his services under this Paragraph 4, except as prohibited by law.

5. Release of Claims. Steven hereby agrees, that on behalf of himself and his marital community, heirs, executors, successors and assigns, to release (i.e., give up) all known and unknown claims that he currently has against any of the Released Parties. For purposes of this Agreement, the Released Parties means: Microsoft and any of its current and former parents, subsidiaries, affiliates, related companies, joint ventures, their predecessors and successors, and with respect to each such entity, all of its past, present and future officers, directors, agents, shareholders, administrators, representatives, employees, attorneys, insurers, successor or assigns, each in his/her capacity as such. Steven understands and agrees that this release includes, but is not limited to, any and all claims or causes of action arising under:

(a)	Any federal law relating to employment discrimination, termination of employment, benefits, wages, reasonable accommodation, or rights of disabled employees, such as the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the Family and Medical Leave Act, Title VII of the 1964 Civil Rights Act, the Employee Retirement Income Security Act of 1974, and the Worker Adjustment and Retraining Notification Act.

(b)	Any state, local or foreign law relating to employment discrimination, termination of employment, benefits, wages, reasonable accommodation, or rights of disabled employees, including, but not limited to, the Washington Law against Discrimination.

(c)	Any other basis for legal or equitable relief whether based on express or implied contract, tort, statute, regulation, ordinance, common law, or other legal or equitable ground.

Steven agrees that this Agreement is not an admission of guilt or wrongdoing by the Released Parties and acknowledges that the Released Parties do not believe or admit that they have done anything wrong. Steven understands that he is not waiving any (i) claims that the law does not permit him to waive, (ii) claims arising from events occurring after the date he signs this Agreement, (iii) claims for indemnification, contribution or for D&O coverage or (iv) claims for accrued benefits or compensation (except for claims pertaining to any awarded but unvested stock awards). Steven represents that he has not filed or caused to be filed any lawsuit, complaint, or charge against Microsoft or any of the Released Parties with respect to any claim this Agreement purports to waive with any governmental agency or in any court, and that he will not file, cause to file, initiate, or pursue (except as otherwise provided in this Agreement or required by law) any such complaints, charges, or lawsuits at any time hereafter other than to enforce his rights under this Agreement.

Microsoft, on its behalf and on behalf of each Released Party in their capacity as such, hereby releases all known claims any of them have against Steven, excluding any claim related to fraud or misappropriation of Microsoft property.

6. Confidentiality and Non-Disparagement.

(a) Steven agree to keep all details of this Agreement and the details surrounding his separation in strict confidence except that he may make disclosures as follows: (1) to his immediate family; (2) to his financial and legal advisors who have a reasonable need to know this information; (3) to the extent he is compelled by subpoena or other legal process to disclose such information; or (4) to the extent reasonably required in order to prosecute or defend any action for breach of this Agreement. Steve agrees that if he does share this Agreement or any information in it with any of the aforementioned individuals, he will instruct such person(s) that the information is strictly confidential and that they may not share it with anyone else. The Parties agree that, to the extent that Microsoft discloses the terms of the Agreement in any filing with the Securities & Exchange Commission pursuant to the applicable securities laws and regulations, the foregoing obligation to maintain the confidentiality of the terms of this Agreement ceases with respect to the information disclosed in the filing.

(b) Steven agrees not to make any disparaging remarks about Microsoft, its officers or directors, its products, or the Released Parties, including but not limited to disparaging statements relating to his employment with or separation from Microsoft; provided that commencing January 1, 2016, this clause (b) shall not be violated by statements or communications (in any medium) that (i) do not rely on confidential information obtained by Steven during his employment at Microsoft and (ii) are made directly or indirectly by Steven (A) regarding Microsoft products, services, or business practices or decisions that are created, rendered or implemented after January 1, 2016 or (B) regarding Microsoft products or services made after January 1, 2014 and that are made in connection with, related to or during the course of Steven’s employment, engagement or other relationship with another business organization.

(c) Microsoft agrees that it and its directors and members of the company’s Senior Leadership Team (or any successor team thereto) will not make any disparaging remarks about him, including but not limited to disparaging statements relating to Steven’s employment with or separation from Microsoft.

Notwithstanding the foregoing, nothing in this Paragraph 6 shall prevent any person from:

(i) responding publicly to any incorrect, disparaging or derogatory public statement to the extent reasonably necessary to correct or refute such public statement, or

(ii) making any truthful statement to the extent:

(x) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, or

(y) required by law or by any court, arbitrator, mediator or administrative of legislative body (including any committee thereof) with actual or apparent jurisdiction to order such person to disclose or make accessible such information.

7. No Assistance. Steven agrees not to provide assistance to any current or former Microsoft employee to initiate, pursue, or raise any complaints, concerns, claims, or litigation of any kind against the Released Parties, unless compelled to do so by a valid subpoena or court order. If compelled to testify or otherwise provide evidence in any proceeding, he will provide Microsoft with reasonably prompt notice of receipt of an order or other demand for his participation by giving notice to Brad Smith, General Counsel, Microsoft Corporation, One Microsoft Way, Redmond, WA 98052, in sufficient time for Microsoft to oppose such testimony or participation. To the extent prohibited by law, this paragraph does not prevent him from participating in government investigations.

8. Future Employment. Steven understands and agrees that, as a condition of receiving the consideration described in Paragraph 2, he will not be entitled to any future employment with Microsoft or any subsidiary, joint venture, or affiliate of Microsoft in which Microsoft owns an interest of 50 percent or more (collectively, “Microsoft or its Affiliates”). He further agrees that he will not apply for, or otherwise seek future employment by Microsoft or its Affiliates, and that he will not institute or join any action, lawsuit or proceeding against Microsoft or its Affiliates for any failure to employ him.

9. Entire Agreement. Microsoft and Steven acknowledge and agree that this Agreement contains the entire agreement of Microsoft and him as to matters addressed in it except as set forth in Paragraph 3 and that it merges any and all prior written and oral communications concerning those matters. Other than what is expressly stated in this Agreement, no different or additional promises or representations of any kind have been made to induce him to sign this Agreement, which he signs freely and in the absence of any coercion or duress whatsoever. Steven understands that the terms of this Agreement may not be modified, amended or superseded except by a subsequent written agreement signed by his self and the undersigned Microsoft representative.

10. Withholding of money owed. Except as would constitute an impermissible offset for purposes of Section 409A of the Internal Revenue Code, he authorizes Microsoft to withhold from any monies owed to him by Microsoft as of the Separation Date, via payroll deductions, any and all monies due to Microsoft from him, including without limitation cash and travel advances, amounts due the Company Store, employee benefit plan deductions, other advances and any unpaid credit or phone card charges. He understands that any such payroll deductions are for his convenience and for his full benefit.

11. Governing Law and Dispute Resolution.

(a) The Parties agree that the laws of the State of Washington will govern in any action brought by either himself or Microsoft to interpret or enforce the terms of this Agreement, without regard to principles of conflicts of laws that would call for the application of the substantive law of any jurisdiction other than the State of Washington.

(b) The Parties further agree that any dispute arising in connection with the execution and/or operation of this Agreement or the Employee Agreement shall be resolved in the following manner unless otherwise agreed to by the Parties.

(1)	The Parties agree to first attempt to resolve all disputes through informal negotiations. The Party contending there is a breach or other issue arising from or related to this Agreement shall provide written notice to the other Party describing with specific the nature of the breach of other issue. Within five (5) days after delivery of the written notice, the other Party shall respond in writing stating its position.

(2)	If the Parties are unable to resolve the dispute through informal negotiations, the Parties agree to resolve all disputes by binding arbitration before a qualified mutually selected arbitrator. The Party initiating the arbitration shall bear the burden of proof of breach and actual damages; provided, however, that no actual damages need to be proven for the arbitrator to award the liquidated damages provided for in this Agreement. The arbitrator shall issue a written decision within fifteen (15) days of the end of the hearing. The decision of the arbitrator shall be final and binding and may be enforced and a judgment entered in any court of competent jurisdiction. The arbitration itself, and all testimony, documents, briefs, and arguments therein, shall be kept confidential, except to the extent described in the exceptions listed in clauses (1) through (4) of Paragraph 6(a) above.

(3)	Notwithstanding the foregoing agreements in subparagraphs (1) and (2) of this section, the Parties agree that breach of the confidentiality and non-disparagement provisions set forth in Paragraph 6 could cause irreparable injury to the other party and that such other party will have the right to seek immediate injunctive relief or other equitable relief enjoining any threatened or actual breach in a court in King County or the Western District of Washington.

12. Current Address. Through the fourth anniversary of the Separation Date, Steven agrees to provide Brad Smith, General Counsel, Microsoft Corporation, One Microsoft Way, Redmond, WA 98052, with his current home address and telephone number.

13. Severability. The provisions of this Agreement are severable, and if any part of this Agreement is found to be unenforceable (with the exception of the noncompetition and nonsolicitation obligations set forth in Paragraph 3 and the Release contained in Paragraph 5), the remainder of this Agreement will remain fully valid and enforceable. To the extent any terms of this Agreement are called into question, all provisions shall be interpreted in a manner that would make them consistent with current law.

14. Consideration Period. In compliance with the terms of the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act, Steven expressly acknowledges that he have been given twenty-one (21) days to review this Agreement before signing it. He also understands that he may revoke this Agreement for a period of seven (7) days following his signature of it and will send such revocation in writing postmarked within the seven-day period to Brad Smith, and that it is not effective or enforceable until that seven-day revocation period has expired. He understands that he may sign this Agreement before the end of the 21-day consideration period but may not be required to do so. Steven fully understands that if he signs this Agreement prior to expiration of the 21-day consideration period, he will be waiving his right to the remainder of the 21-day consideration period. Steven understand that he was advised to seek legal counsel prior to signing this Agreement. The Effective Date of this Agreement shall be the day following expiration of the seven-day revocation period.

Employee acknowledgment

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ AND HAVE VOLUNTARILY SIGNED THIS AGREEMENT AND RELEASE, THAT I FULLY UNDERSTAND ITS FINAL AND BINDING EFFECT, THAT BY SIGNING I INTENDED TO FULLY AND FINALLY RELEASE ANY AND ALL CLAIMS I MAY HAVE AGAINST MICROSOFT AND THE OTHER RELEASED PARTIES DESCRIBED IN PARAGRAPH 5 ABOVE, AND THAT, PRIOR TO SIGNING THIS AGREEMENT AND RELEASE, I HAVE BEEN ADVISED OF MY RIGHT TO CONSULT, AND HAVE BEEN GIVEN ADEQUATE TIME TO REVIEW HIS LEGAL RIGHTS WITH AN ATTORNEY OF MY CHOICE.

EMPLOYEE:

/S/ STEVEN SINOFSKY		June 17, 2013
Steven Sinofsky		Date

MICROSOFT CORPORATION:

By	/S/ BRADFORD L. SMITH	June 21, 2013
Bradford L. Smith, Executive Vice President and General Counsel Date

Exhibits:	A – Microsoft Corporation Employee Non-Disclosure Agreement
B – Stock Award Payment Schedule
C – Form of Certification
D – Client/Customer List

EXHIBIT A

Microsoft Corporation

Employee Non-Disclosure Agreement

1. As an employee of MICROSOFT CORPORATION, a Delaware corporation (“MICROSOFT”), and in consideration of the compensation now and hereafter paid to me, I will devote my best efforts to furthering the best interests of MICROSOFT. During my employment I will not engage in any activity or investment (other than an investment of less than .01% of the shares of a company traded on registered stock exchange), that (a) conflicts with MICROSOFT’s business interests, including without limitation, any business activity not contemplated by this Agreement, (b) occupies my attention so as to interfere with the proper and efficient performance of my duties at MICROSOFT, or (c) interferes with the independent exercise of my judgment in MICROSOFT’s best interests. As used herein, MICROSOFT’s “business” means the development, marketing and support of software for business and professional use, including operating systems, languages and applications programs as well as books and hardware for the microcomputer marketplace.

2. At times during my employment and thereafter, I will not disclose to anyone outside MICROSOFT nor use for any purpose other than my work for MICROSOFT a) any confidential or proprietary technical, financial, marketing, manufacturing or distribution or other technical or business information or trade secrets of MICROSOFT, including without limitation, concepts, techniques, processes, methods, systems, designs, circuits, cost data, computer programs, formulas, development or experimental work, work in progress, customers and suppliers, b) any information MICROSOFT has received from others which MICROSOFT is obligated to treat as confidential or proprietary or c) any confidential or proprietary information which is circulated within MICROSOFT via its internal electronic mail system or otherwise. I will also not disclose any confidential or proprietary information to anyone inside MICROSOFT except on a “need-to-know” basis. If I have any questions as to what comprises such confidential proprietary information or trade secrets, or to whom, if anyone, inside of Microsoft, it may be disclosed, I will consult with my manager at MICROSOFT.

3. I will make prompt and full disclosure to MICROSOFT, will hold in trust for the sole benefit of MICROSOFT, and will assign exclusively to MICROSOFT all my right, title, and interest in and to any and all inventions, discoveries, designs, developments, improvements, copyrightable material, and trade secrets (collectively herein “Inventions”) that I, solely or jointly, may conceive, develop, or reduce to practice during the period of time I am in the employ of MICROSOFT. I hereby waive and quitclaim to MICROSOFT any and all claims of any nature whatsoever that I now or hereafter may have for infringement of any patent resulting from any patent applications for any inventions so assigned to MICROSOFT.

My obligation to assign shall not apply to any invention about which I can prove that

a)	It was developed entirely on my own time; and

b)	no equipment, supplies, facility, or trade secret information of MICROSOFT was used in its development; and

c)	it does not relate (i) directly to the business of MICROSOFT or (ii) to the actual or demonstrably anticipated research or development of MICROSOFT; and

d)	it does not result from any work performed by me for MICROSOFT.

I will assign to MICROSOFT or its designee all my right, title, and interest in and to any and all Inventions full title to which may be required to be in the United States by any contract between MICROSOFT and the United States or any of its agencies.

4. I have attached hereto a list describing all Inventions belonging to me and made by me prior to my employment with MICROSOFT that I wish to have excluded from this Agreement. If no such list is attached, I represent that there are no such Inventions. If in the course of my employment at MICROSOFT, I use in or incorporate into a MICROSOFT product, process, or machine, an Invention owned by me or in which I have an interest, MICROSOFT is hereby granted and shall have an exclusive royalty-free, irrevocable, worldwide license to make, have made, use, and sell that invention without restriction as to the extent of my ownership or interest.

5. I will execute any proper oath or verify any proper document in connection with carrying out the terms of this Agreement. If, because of my mental or physical incapacity or for any other reason whatsoever, MICROSOFT is unable to secure my signature to apply for or to pursue any application for any United States or foreign patent or copyright covering inventions assigned to MICROSOFT as stated above, I hereby irrevocably designate and appoint MICROSOFT and its duly authorized officers and agents as my agent and attorney in fact, to act for me and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of U.S. and foreign patents and copyrights thereon with the same legal force and effect as if executed by me. I will testify at MICROSOFT’s request and expense in any interference, litigation, or other legal proceeding that may arise during or after my employment.

6. I recognize that MICROSOFT has received and will receive confidential or proprietary information from third parties subject to a duty on MICROSOFT’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter I owe MICROSOFT and such third parties a duty not to disclose such confidential or proprietary information to anyone except as necessary in carrying out my work for MICROSOFT and consistent with MICROSOFT’s agreement with such third party. I will not use such information for the benefit of anyone other than MICROSOFT or such third party, or in any manner inconsistent with any agreement between MICROSOFT and such third party of which I am made aware.

7. During my employment at MICROSOFT I will not use improperly or disclose any confidential or proprietary information or trade secrets of my former or current employers, principals, partners, co-venturers, clients customers, or suppliers of the vendors or customers of such persons or entities and I will not bring onto the premises of MICROSOFT any unpublished document or any property belonging to any such persons or entities or their vendors or customers unless such persons or entities have given verbal consent. I will not violate any non-disclosure or proprietary rights agreement I might have signed in connection with any such person or entity.

8. I acknowledge that my employment will be of indefinite duration and that either MICROSOFT or I will be free to terminate this employment relationship at will and at any time with or without cause. I also acknowledge that any representations to the contrary are unauthorized and void, unless contained in a formal written employment contract signed by an officer of Microsoft or its Director of Training and Personnel Administration. I further acknowledge that the terms and conditions of this Agreement shall survive termination of my employment.

9. At the time I leave the employ of MICROSOFT, I will return to MICROSOFT all papers, drawings, notes, memoranda, manuals, specifications, designs, devices, documents, diskettes and tapes, and any other material on any media containing or disclosing any confidential or proprietary technical or business information. I will also return any keys, pass cards, identification cards or other property belonging to MICROSOFT.

10. For a period of one year after termination of my employment, I will not accept employment or engage in activities directly or indirectly competitive with the business (as defined in paragraph 1 above) or with the actual or demonstrably anticipated research or development of MICRSOFT as of my termination date.

11. While employed at MICROSOFT and for a period of one year from the termination of my employment I will not induce or attempt to influence directly or indirectly any Employee of MICROSOFT to terminate his employment with MICROSOFT or to work for me or any other person or entity.

12. I acknowledge that any violation of this Agreement by me will cause irreparable injury to MICROSOFT, and MICROSOFT shall be entitled to extraordinary relief in court, including, but not limited to, temporary restraining orders, preliminary injunctions, and permanent injunctions, without the necessity of posting bond or security.

13. If court proceedings are required to enforce any provision or to remedy any breach of this Agreement, the prevailing party shall be entitled to an award of reasonable and necessary expenses of litigation, including reasonable attorneys’ fees.

14. I agree that this Agreement shall be governed for all purposes by the laws of the State of Washington as such law applies to contracts to be performed within Washington by residents of Washington and that venue for any action arising out of this Agreement shall be properly laid in King County, Washington or in the Federal

District Court for the Western District of Washington. If any provision of this Agreement shall be declared excessively broad, it shall be construed so as to afford MICROSOFT the maximum protection permissible by law. If any provision of this Agreement is void or is so declared, such provision shall be severed from this Agreement, which shall otherwise remain in full force and effect. This Agreement sets forth the entire Agreement of the parties as to employment at MICROSOFT and any representations promises, or conditions in connection therewith not in writing and signed by both parties shall not be binding upon either party.

HAVING READ AND FULLY UNDERSTOOD THIS AGREEMENT, I have signed my name this 17th day of July    , 1989

/s/ Steven Sinofsky
Signature

Steven Sinofsky
Name (Print)

Inventions listed or attached:          Yes        X    No

L. Parris
MICROSOFT CORPORATION WITNESS

11/1/88

EXHIBIT B

	Unvested Shares and Payment Schedule
Grant Number	8/31/2013	8/31/2014	8/31/2015	8/31/2016
0000000811105	7,695	—	—	—
0000001087120	56,681	—	—	—
0000001180497	47,368	47,369	—	—
0000001299366	49,643	49,643	49,644	—
0000001299375	27,580	27,580	27,580	27,580

EXHIBIT C

CERTIFICATION

I, Steven Sinofsky, certify that I have complied in all material respects with the terms of the Retirement Agreement and Full and Final Release of Claims (attached hereto).

/s/ Steven Sinofsky
Steven Sinofsky

June 17, 2013
Date

EXHIBIT D

CLIENT/CUSTOMER LIST

Acer

Asus

Dell

HP

HTC

IBM

Intel

Lenovo

LG

Nokia

Qualcomm

Samsung

Sony

Toshiba